                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                           THE HILLHAVEN CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               RICHARD P. ADCOCK
                           THE HILLHAVEN CORPORATION
                              1148 BROADWAY PLAZA
                            TACOMA, WASHINGTON 98402
                                 (206) 572-4901
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       ___________________________________________________________________
    2) Aggregate number of securities to which transaction applies:

       ___________________________________________________________________
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

       ____________________________________________________________________
    4) Proposed maximum aggregate value of transaction:

       ____________________________________________________________________
       * Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       _______________________________________________________
    2) Form, Schedule or Registration Statement No.:

       _______________________________________________________
    3) Filing Party:

       _______________________________________________________
    4) Date Filed:

       _______________________________________________________

                           THE HILLHAVEN CORPORATION
                              1148 BROADWAY PLAZA
                            TACOMA, WASHINGTON 98402
                                 (206) 572-4901

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD TUESDAY, SEPTEMBER 27, 1994

To Our Stockholders:

The Annual Meeting of Stockholders of The Hillhaven Corporation will be held on Tuesday, September 27, 1994 at 10:00 a.m., Pacific Daylight Savings Time, at the corporate headquarters of The Hillhaven Corporation, 1148 Broadway Plaza, First Floor, Tacoma, Washington 98402, for the following purposes:

     1. To elect two directors for terms of three years each;

     2. To ratify the selection of KPMG Peat Marwick as the independent auditor for the fiscal year ending May 31, 1995; and

     3. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on August 8, 1994 will be entitled to vote at the meeting and any adjournment thereof.

PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. This will ensure that your shares are voted in accordance with your wishes. You are cordially invited to attend the meeting, and you may vote in person even though you have returned your proxy card. Please bring the accompanying Admission Ticket with you if you plan to attend the meeting.

                                                    RICHARD P. ADCOCK
                                                        Secretary

Tacoma, Washington
August 24, 1994

                           THE HILLHAVEN CORPORATION
                              1148 BROADWAY PLAZA
                            TACOMA, WASHINGTON 98402

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD SEPTEMBER 27, 1994

GENERAL INFORMATION

August 24, 1994

Your proxy is solicited by the Board of Directors of The Hillhaven Corporation ("Hillhaven" or the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, September 27, 1994, at 10:00 a.m., Pacific Daylight Savings Time, and any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying proxy are being mailed on or about August 24, 1994.

If the proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the instructions noted thereon. If no direction is indicated, the proxy will be voted in accordance with the Board of Directors' recommendations as set forth herein. Any stockholder executing a proxy has the power to revoke it at any time before it is voted. Any proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The Board of Directors knows of no unspecified matters to be voted upon at the Annual Meeting.

Only stockholders of record at the close of business on August 8, 1994 are entitled to receive notice of and to vote at the Annual Meeting. On August 8, 1994, Hillhaven had outstanding 27,174,778 shares of Common Stock, each of which is entitled to one vote. All share amounts stated in this Proxy Statement have been adjusted to reflect the Company's one-for-five reverse stock split which was effective November 1, 1993. The presence, in person or by proxy, of the holders of a majority of the Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. The effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary authority under the applicable rule of the New York Stock Exchange. Abstentions will not be counted as votes cast on any matter.

The cost of solicitation of proxies by the Board of Directors will be borne by the Company. The Company has engaged Kissel-Blake, Inc. ("Kissel-Blake") to assist in the solicitation of proxies for the meeting. The Company will pay Kissel-Blake $8,000 in fees for its services, and will reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail and by Kissel-Blake, proxies may be solicited by directors, executive officers and employees of the Company personally or by telephone or telegram. Forms of proxy material also may be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's Common Stock, and the Company may reimburse such parties for their reasonable out-of-pocket and clerical expenses.

1.  ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES

Set forth below are the names, ages, titles and present and certain past positions of the directors of Hillhaven.

Bruce L. Busby                                Mr. Busby has been a director and the Chief
Director, Chairman and Chief Executive        Executive Officer of the Company since April
Officer, Chairman of Executive Committee      1991 and Chairman of the Company since
Age: 50                                       September 1993. Before joining the Company, Mr.
                                              Busby served National Medical Enterprises, Inc.
                                              ("NME") as Chief Executive Officer and
                                              President of the Venture Development Group from
                                              April 1988 to March 1991, Chairman and Chief
                                              Executive Officer of the Long Term Care Group
                                              from August 1986 to March 1988 and President of
                                              the Retail Services Group from June 1986 to
                                              November 1987.
- - ---------------------------------------------------------------------------------------------
Christopher J. Marker                         Mr. Marker has been a director and the
Director and President                        President of the Company since December 1989.
Member of Executive Committee                 He served as President of the Company's
Age: 51                                       predecessor, an NME subsidiary, from April 1988
                                              to January 1990. Prior to that, Mr. Marker was
                                              Executive Vice President of Westin Hotels and
                                              Resorts from January 1984 to March 1988.
- - ---------------------------------------------------------------------------------------------
Maris Andersons                               Mr. Andersons has been a director of Hillhaven
Director                                      since September 1993. Mr. Andersons joined NME
Member of Compensation Committee              in 1976, as Senior Vice President, from Bank of
Age: 56                                       America, where he was a Vice President. Mr.
                                              Andersons was elected Treasurer of NME in 1981
                                              and Executive Vice President of NME in 1992.
- - ---------------------------------------------------------------------------------------------
Walter F. Beran                               Mr. Beran has been a director of the Company
Director                                      since December 1989. Mr. Beran serves as
Chairman of Audit Committee and               Chairman of the Pacific Alliance Group, a
Member of Executive Committee                 merger and acquisition services firm.
Age: 68                                       Previously, Mr. Beran served as Vice Chairman
                                              and Western Regional Managing Partner of the
                                              accounting firm of Ernst & Whinney (now Ernst &
                                              Young) from 1971 until his retirement in
                                              September 1986. Mr. Beran also serves as a
                                              director of the Federal Home Loan Bank of San
                                              Francisco, Arco Chemical Company, Pacific
                                              Scientific Company and Fleetwood Enterprises,
                                              Inc.
- - ---------------------------------------------------------------------------------------------

Peter de Wetter                               Mr. de Wetter has been a director of the
Director                                      Company since December 1989. Mr. de Wetter
Chairman of Compensation Committee and        served as Executive Vice President of NME from
Member of Executive Committee                 October 1979 until his retirement in May 1989.
Age: 74                                       Mr. de Wetter also serves as a director of NME.
- - ---------------------------------------------------------------------------------------------
Dinah Nemeroff                                Ms. Nemeroff has been a director of the Company
Director                                      since April 1991. Ms. Nemeroff has served
Member of Audit Committee                     Citicorp/Citibank as Corporate Director of
Age: 48                                       Customer Satisfaction and Quality since January
                                              1988, Director of Sales Effectiveness & Service
                                              Quality from January 1980 to January 1988 and
                                              Director of Customer Service-Vice President
                                              from January 1978 to January 1980.
- - ---------------------------------------------------------------------------------------------
Jack O. Vance                                 Mr. Vance has been a director of the Company
Director                                      since December 1989. Mr. Vance was employed by
Member of Compensation Committee              McKinsey & Company, Inc., a management
Age: 69                                       consulting firm, as a director from 1960 until
                                              his retirement in 1990. Upon his retirement
                                              from McKinsey & Company, Inc., Mr. Vance formed
                                              Management Research, Inc. where he serves as
                                              Managing Director. He also serves as a director
                                              of ESCORP, F.C.G. Enterprises, Inc.,
                                              International Recitifier Corp., International
                                              Technology Corporation, The Olson Company,
                                              Nichols Institute and University Restaurant
                                              Group.
- - ---------------------------------------------------------------------------------------------

NOMINEES AND VOTING

Following the election of directors, there will be seven directors of Hillhaven who are divided into three classes and serve for three-year overlapping terms. At this meeting, two Class 2 directors are to be elected to serve until the 1997 Annual Meeting of Stockholders. The terms of the Class 3 and Class 1 directors expire in 1995 and 1996, respectively. Directors are to be elected by a plurality of the votes cast. There is no cumulative voting.

There are only two nominees for director rather than three because Leonard Cohen, a current Class 2 director, has decided not to stand for reelection. The Board has not recommended a replacement, but has passed a resolution reducing the size of the Board to seven directors following the completion of the 1994 Annual Meeting of Stockholders. Therefore, proxies cannot be voted for a greater number of persons than the number of nominees named.

The individuals nominated by the Board of Directors to serve as Class 2 directors with terms of office that expire at the 1997 Annual Meeting of Stockholders are Peter de Wetter and Maris Andersons. The Board of Directors recommends the election of each of them as directors for three-year terms.

The shares represented by proxies solicited by the Board will be voted, unless otherwise directed, for these persons. The Board believes each of its nominees will be able and willing to serve if elected. If any named nominee becomes unavailable, the Board's proxies will be voted for the remaining nominees and for such other person or persons as the Board of Directors may recommend.

STOCKHOLDER APPROVAL

Election of the nominees by the stockholders requires the affirmative vote of a plurality of the votes cast by holders of shares entitled to vote in the election at the Annual Meeting, provided a quorum is present. Unless marked to the contrary, proxies will be voted "FOR" the election of these nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ITS
NOMINEES FOR DIRECTORS.
- - --------------------------------------------------------------------------------

STOCK OWNERSHIP

Table I presents the Common Stock ownership of all directors (including nominees), the Chief Executive Officer and the four next most highly compensated executive officers, and all executive officers and directors as a group as of
August 8, 1994. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities beneficially owned.
- - --------------------------------------------------------------------------------

TABLE I

                                           SHARES OF COMMON STOCK     PERCENT OF COMMON
                                             BENEFICIALLY OWNED          STOCK OWNED
                                           -----------------------   -------------------
Bruce L. Busby(1).......................            510,734                 1.87%
Christopher J. Marker(2)................            342,231                 1.25%
Maris Andersons(5)......................              8,700                   *
Walter F. Beran(3)......................             14,740                   *
Peter de Wetter(3)......................             13,080                   *
Dinah Nemeroff(4).......................              4,200                   *
Jack O. Vance(3)........................             10,000                   *
Jeffrey M. McKain(6)....................            106,270                   *
Robert F. Pacquer(7)....................            145,588                   *
Edward L. Hiller(8).....................             53,496                   *
Executive officers and directors as a
  group (14 persons)(9).................          1,359,755                 4.90%

- - ---------------

 *  Less than 1%

(1) Includes options to purchase an aggregate of 16,326 shares of Common Stock granted pursuant to the 1990 Stock Incentive Plan and options to purchase an aggregate of 152,764 shares of Common Stock granted pursuant to the Performance Investment Plan.

(2) Includes options to purchase an aggregate of 13,397 shares of Common Stock granted pursuant to the 1990 Stock Incentive Plan and options to purchase an aggregate of 120,938 shares of Common Stock granted pursuant to the Performance Investment Plan.

(3) Includes options to purchase 8,000 shares of Common Stock granted pursuant to the 1990 Directors Stock Option Plan.

(4) Includes options to purchase 4,000 shares of Common Stock granted pursuant to the 1990 Directors Stock Option Plan.

(5) Includes 1,200 shares owned by spouse.

(6) Includes options to purchase an aggregate of 13,714 shares of Common Stock granted pursuant to the 1990 Stock Incentive Plan and options to purchase an aggregate of 44,556 shares of Common Stock granted pursuant to the Performance Investment Plan.

(7) Includes options to purchase an aggregate of 5,004 shares of Common Stock granted pursuant to the 1990 Stock Incentive Plan and options to purchase an aggregate of 50,921 shares of Common Stock granted pursuant to the Performance Investment Plan.

(8) Includes options to purchase an aggregate of 8,880 shares of Common Stock granted pursuant to the 1990 Stock Incentive Plan and options to purchase an aggregate of 38,191 shares of Common Stock granted pursuant to the Performance Investment Plan. Excludes 20 shares held in spouse's Individual Retirement Account and 820 shares held in own Individual Retirement Account.

(9) Includes (a) options to purchase the aggregate amount of 68,858 shares of Common Stock granted to certain executive officers pursuant to the 1990 Stock Incentive Plan, (b) options to purchase an aggregate of 483,751 shares of Common Stock granted pursuant to the Performance Investment Plan, and (c) options to purchase 28,000 shares of Common Stock granted pursuant to the 1990 Directors' Stock Option Plan.

- - --------------------------------------------------------------------------------

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Company's By-laws provide for not less than three nor more than 21 directors and organize the Board of Directors into three annual classes, divided as nearly equal in number as possible, with each class serving for three years. The number of directors is fixed from time to time exclusively by the Board, and such number is currently fixed at eight. The Board of Directors has adopted a resolution to fix the number of directors at seven following the completion of the 1994 Annual Meeting of Stockholders. Messrs. de Wetter, Andersons and Cohen are in Class 2 with terms expiring in 1994. Mr. Leonard Cohen has decided not to stand for reelection. Messrs. Marker and Beran are in Class 3 with terms expiring in 1995. Ms. Nemeroff and Messrs. Vance and Busby are in Class 1 with terms expiring in 1996. The Board of Directors acted seven times during the fiscal year ended May 31, 1994.

Hillhaven has an Audit Committee whose members during fiscal year 1994 were Ms. Nemeroff and Messrs. Beran and Cohen. The Audit Committee selects, engages and fixes the compensation of the Company's independent auditor, reviews the plan and results of the audit engagement and the adequacy of Hillhaven's internal accounting controls, considers the range of audit and non-audit fees and the independence of the accountants and reviews other related matters. The Audit Committee met three times during fiscal year 1994.

Hillhaven has a Compensation Committee whose members during fiscal year 1994 were Messrs. de Wetter, Vance and Andersons. The Compensation Committee establishes the general compensation policy for the Company and has responsibility for all forms of compensation paid to officers and senior employees in excess of a specified amount. This committee also has all the powers of administration under the Company's employee benefit plans. The Compensation Committee met five times in fiscal year 1994.

Hillhaven does not have a nominating committee. The Board of Directors selects nominees for the Board.

                           REMUNERATION OF DIRECTORS

Directors who are not employees of the Company were paid at a rate of $24,000 a year for serving on the Board of Directors as well as an attendance fee of $600 for attending each Board meeting. In addition, directors receive $700 for attending each meeting of any committee on which they serve. Non-employee directors serving on the Executive Committee also receive a monthly fee of $500. Each non-employee Committee Chairman receives a fee of $2,000 per year for each committee for which he or she serves as Chairman. Directors also are reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings. Directors who are officers or employees of the Company do not receive any fees for Board or Board Committee service.

DIRECTORS' STOCK OPTION PLAN

Directors who are not officers or employees of Hillhaven participate in the Directors' Stock Option Plan (the "Directors Plan"). Such directors are not eligible to participate in the 1990 Stock Incentive Plan. Under the Directors Plan, all members of the Board who are not officers or employees of the Company are granted an option to acquire 2,000 shares of Common Stock of the Company on the last Thursday of March of each year if serving as a director on that date. The number of shares of Hillhaven Common Stock that may be issued under the Directors Plan is 1% of the number of shares then outstanding. Options may be granted under the Directors Plan through December 31, 2005, unless the plan is terminated prior to such date.

The options granted under the Directors Plan are non-qualified options. The basic term of an option expires not later than 15 years from the date of grant, and options are fully exercisable one year after the date of grant. The option price is the fair market value of a share of Hillhaven Common Stock on the date of the grant. The option price may be paid: (i) in cash; (ii) at the discretion of the Compensation Committee, by (a) exchanging Common Stock owned by the optionee or (b) executing a promissory note bearing interest at a rate determined by the Compensation Committee (currently 7.25%) and secured by shares of Hillhaven Common Stock; or (iii) by a combination of the above.

Generally, if an optionee ceases to be an outside director of the Company due to any reason other than death, disability or retirement, the option will expire three months after the date service as a director ceases. If the optionee ceases to be a director due to retirement, the option will expire three years after the date service as a director ceases. If the optionee dies or becomes permanently disabled while serving as an outside director of the Company, the option will expire three years after the date of such death or disability.

In the event of any change in the capitalization of the Company, such as a stock dividend or stock split, the Compensation Committee may make an appropriate adjustment to the outstanding awards and the number of shares reserved for issuance under the Directors Plan.

The Company believes that the Directors Plan promotes the interest of the Company and its stockholders by strengthening the Company's ability to attract, motivate and retain outside directors with training, experience and ability and by encouraging the highest level of director performance by providing such persons with a proprietary interest in the Company.

During the year ended May 31, 1994, Ms. Nemeroff and Messrs. Beran, de Wetter, Andersons and Vance were each granted options under the Directors Plan for 2,000 shares of the Company's Common Stock. The Fair Market Value of a share of Hillhaven Common Stock on the date of the grant was $19.5625.

"Fair Market Value" means the average of the high and the low trading prices of a share of Common Stock on the New York Stock Exchange on the date as of which Fair Market Value is to be determined, or if no such sales were made on such date, the closing price of such shares on the New York Stock Exchange on the next preceding date on which there were such sales.

DIRECTORS RETIREMENT PLAN

The Directors Retirement Plan (the "Retirement Plan") provides the members of the Board of Directors who are not employees of the Company with supplemental deferred benefits in the form of retirement payments for ten years following the later of each such member's termination of service or reaching the age of 65.

At retirement, the annual benefit paid to each participant will equal the lesser of (i) 50% of his or her Final Annual Board Retainer (as defined in the Retirement Plan) or (ii) $12,000, increased by a compounded rate of 6% per year from 1994 to the year of the participant's termination of service, subject in both cases to a vesting factor. The retirement benefits will be paid in equal monthly installments. In the event of the death of a participant, before or after retirement, the benefits earned as of the date of death will be paid to the surviving spouse or the participant's children under the age of 21 for the remainder of the ten-year term.

In the event of a change of control of the Company (as defined in the Retirement
Plan), participants will be deemed fully vested in the Retirement Plan without regard to actual years of service and will be entitled to full retirement benefits without reduction on or after age 65.

                       REMUNERATION OF EXECUTIVE OFFICERS

Table II shows the remuneration paid or accrued by the Company to the Company's
Chief Executive Officer and to the four other most highly paid executive officers of the Company for the three fiscal years ended May 31, 1994.
- - --------------------------------------------------------------------------------

TABLE II

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                   -----------------------------   -----------------------------------------------------
                                                                           AWARDS               PAYOUTS
                                                                   -----------------------    -----------
                                                          OTHER                 SECURITIES     LONG TERM
                                                         ANNUAL    RESTRICTED   UNDERLYING     INCENTIVE
                                                         COMPEN-     STOCK       OPTIONS/        PLAN        ALL OTHER
         NAME AND                   SALARY     BONUS     SATION      AWARDS        SARS         PAYOUTS     COMPENSATION
    PRINCIPAL POSITION      YEAR     ($)       ($)(1)    ($)(2)      ($)(3)        (#)          ($)(4)       ($)(2)(5)
    ------------------      ----   --------   --------   -------   ----------   ----------    -----------   ------------
Bruce L. Busby............  1994   $417,308   $266,914       --            0        6,444              0      $ 45,818
Chief Executive Officer     1993    385,000    288,750       --            0        9,882      $ 210,765        40,787
                            1992    385,000    288,750       --            0      617,421(6)     187,263            --

Christopher J. Marker.....  1994   $358,077   $210,000       --            0        5,230              0      $ 48,859
President                   1993    350,000    251,560       --            0        8,167      $ 162,750        45,412
                            1992    350,000    262,500       --            0      490,117(6)     139,500            --

Jeffrey M. McKain.........  1994   $218,077   $118,350       --            0        2,816              0      $ 23,286
Executive Vice              1993    210,000    137,025       --            0        1,824      $  67,871        17,231
President                   1992    181,865     73,501       --     $393,750      184,589(6)      42,357            --

Robert F. Pacquer.........  1994   $184,038   $ 80,000       --            0        1,954              0      $ 18,107
Senior Vice President and   1993    180,000     89,775       --            0        3,050      $  57,375        17,378
Chief Financial Officer     1992    179,039     94,500       --            0      203,685(6)      54,169            --

Edward L. Hiller..........  1994   $167,035   $ 65,072   38,324            0            0              0      $ 11,988
Chief Executive Officer of  1993    161,562     38,080   46,689            0        2,358              0        12,242
Medisave Pharmacies,        1992    151,634     62,145       --            0      165,494(6)           0            --
Inc.(7)

- - ---------------

(1) Includes amounts paid pursuant to the Company's Annual Incentive Plan (the "AIP"). Under the AIP, annual cash incentive awards are made to selected key employees in positions which significantly impact the Company's operations. Individual awards are based on salary, corporate and operating unit financial performance goals and other key operating factors determined by the Compensation Committee.

(2) Pursuant to regulations issued by the SEC, amounts of "Other Annual Compensation" and "All Other Compensation" are not included for the fiscal year ended May 31, 1992. Mr. Hiller's "Other Annual Compensation" includes early withdrawal of his Deferred Compensation in 1993 as well as life and health insurance premiums for 1993 and 1994.

(3) Restricted Shares are granted without charge to the recipient and are subject to forfeiture if continued employment for specified periods or other conditions as the Compensation Committee may establish are not met. Dividends, if any, are paid currently. Restrictions as to one-fifth of the Restricted Shares lapse yearly on each anniversary date of the award, except with respect to 20,000 Restricted Shares held by Mr. McKain (part of a grant of 30,000 Restricted Shares made in March 1992) for which the restrictions as to one-third of these shares lapse yearly on each anniversary date of the award. The number and value of the aggregate restricted stock holdings of the named executives at the end of the 1994 fiscal year (based on the Fair Market Value of the Company's Common Stock on the last day of fiscal 1994) are as follows: Mr. Busby, 60,661, $1,160,141.62; Mr. Marker, 18,510,
    $354,003.75; Mr. McKain, 16,000, $306,000; Mr. Pacquer, 19,632, $375,462;
    Mr. Hiller, none.

(4) The Company has a Long Term Incentive Plan for key management employees which provides for cash awards that are to be paid only if Hillhaven achieves predetermined performance objectives over the length of a performance cycle, which must be a period of two or more fiscal years. Target awards are established for each participant, which will be the amount ultimately paid if goals are met or exceeded.

     Cash payments under the Long Term Incentive Plan were discontinued after the three-year period ending May 31, 1993 and were replaced with Options and Performance Shares under the Company's 1990 Stock Incentive Plan. Consequently, the last performance award cycle scheduled under the Long Term Incentive Plan encompassed the three-year period ending May 31, 1993. A portion of Mr. Busby's Long Term Incentive Plan awards ($54,359 for the period ended May 31, 1993 and $103,044 for the period ended May 31, 1992) was paid by his previous employer with respect to service before Mr. Busby became a director and executive officer of Hillhaven.

(5) Hillhaven maintains a non-qualified Deferred Compensation Master Plan (the "DCMP") and a non-qualified Senior Management Deferred Compensation Plan (the "SMDC Plan") for executive officers and certain key management employees, which each permit deferral of up to the maximum amount permissible under applicable law of base salary or salary plus bonus until retirement, death or disability. The Company will make a matching contribution to a participant's account of up to 4% of a participant's total compensation. Vesting in the matching contributions occurs on a graduated basis, with full vesting after seven years of service or upon the participant attaining the age of 60. Amounts disclosed reflect Company matching contributions and interest credited to deferred compensation plan accounts.

(6) These amounts represent options to acquire convertible debentures (the "PIP Debentures") under the Company's Performance Investment Plan (the "PIP Plan"). Unlike traditional stock options, these options were acquired by the named individuals with their personal funds and represent those individuals' personal investment decisions. The option price paid by a participating key employee will be refunded without premium if an outstanding option remains unexercised on May 29, 1999.

     The options are evidenced by investment agreements which contain provisions governing the rights of participants to purchase the PIP Debentures, that are convertible in two steps into shares of the Company's Common Stock. Such investment agreements provide that the PIP Debentures may not be purchased prior to December 10, 1993, unless vesting is accelerated. Beginning on that date, the right of the holder to purchase the PIP Debentures vests at the rate of 25% per year so that the PIP Debentures are purchasable in full on December 10, 1996. Upon the occurrence of certain events which may constitute a change in control of the Company, the right of a holder to purchase the PIP Debentures will become fully vested. The effective conversion price of the PIP Debentures issued under the PIP Plan is $16.5375 (representing a 35% premium over the then prevailing market price of Common Stock), subject to adjustment.

(7) Effective July 19, 1994, Mr. Hiller resigned as Chief Executive Officer and Director of Medisave and was appointed Vice President/Acquisitions of Medisave.

EMPLOYMENT AGREEMENTS

Mr. Cohen is employed by the Company under an employment contract which will expire on January 31, 1995. His annual base salary for the fiscal year ended May 31, 1994 was $120,000. His employment contract provides that upon termination, payment of the base salary will continue for the unexpired term of the contract, but in no event for less than two years; incentive compensation will be paid for two years at the rate paid for the most recent fiscal year; and all stock options, restricted shares, incentive and similar awards will immediately vest in the event the contract is terminated (i) by the Company without cause or (ii) by the employee for "Good Reason." "Good Reason" is defined as a "change in control of the Company" followed by any of the following events (i) any limitation of duties or powers of the employee under the contract, (ii) any removal of the employee from his present office or directorship, (iii) any reduction in salary or benefits of the employee, or (iv) any failure of the Company to substantially comply with the contract. A "change in control of the Company" is deemed to have occurred if (i) any person (as defined in Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934), other than NME, becomes the beneficial owner of 30% or more of the combined voting power of the Company's then outstanding securities or (ii) during any two consecutive years individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason other than death or disability to constitute at least a majority of the Board of Directors. As a key employee of the Company, Mr. Cohen also participates in Hillhaven's Long Term Incentive Plan, Annual Incentive Plan and the 1990 Stock Incentive Plan. As of May 31, 1994, Mr. Cohen resigned as Vice Chairman of the Company and accepted the position of consultant to the Company. Mr. Cohen has decided not to stand for reelection as a director when his term expires at the 1994 Annual Meeting of Stockholders. Mr. Cohen will continue to receive his salary under his amended employment agreement through January 31, 1995 and will receive the final vesting of 48,000 shares of restricted stock on February 5, 1995 pursuant to the terms of his Incentive Stock Award dated as of February 5, 1990. Until September 15, 1993, Mr. Richard Eamer was employed by the Company under a similar agreement which provided for an annual base salary for the fiscal year ended May 31, 1994 of $150,000. Mr. Eamer resigned from his position as Chairman of the Board of the Company effective September 15, 1993. In consideration of his resignation, Mr. Eamer received from the Company the immediate vesting of his remaining 120,000 shares of restricted stock and $206,250. Mr. Marker has a contract with the Company and NME which requires Hillhaven to pay Mr. Marker a severance benefit (the payment of which is guaranteed by NME) of one year's base salary should he be terminated from the position of President.

SEVERANCE AGREEMENTS

Effective May 24, 1994, the Company entered into agreements with each of the named executive officers, providing for the payment of severance compensation upon termination of employment consisting of a lump-sum payment of two years' base salary in the event of a change in control as defined in the agreement. The agreement with Mr. Marker provides that he will receive payment of a severance benefit of no more than two years' base salary from the operation of such agreement in combination with his other agreement with the Company and NME.

Table III provides details regarding stock options granted to the five named executive officers during the last fiscal year.

- - --------------------------------------------------------------------------------

TABLE III
                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                          --------------------------------------------------------
                                           % OF TOTAL                                 GRANT DATE
                            NUMBER OF     OPTIONS/SARS                                   VALUE
                           SECURITIES      GRANTED TO                                 ----------
                           UNDERLYING       EMPLOYEES      EXERCISE                   GRANT DATE
                          OPTIONS/SARS      IN FISCAL      PRICE PER    EXPIRATION      PRESENT
         NAME              GRANTED(1)        YEAR(2)       SHARE($)        DATE       VALUE($)(3)
         ----             ------------    ------------     ---------    ----------    -----------
Bruce L. Busby..........      6,444            9.76%        $16.55       7/26/03       $76,150
Christopher J. Marker...      5,230            7.92          16.55       7/26/03        61,800
Jeffrey M. McKain.......      2,816            4.27          16.55       7/26/03        33,280
Robert F. Pacquer.......      1,954            2.96          16.55       7/26/03        23,090
Edward L. Hiller........          0              --             --            --            --

- - ---------------

(1) Options were granted on July 27, 1993 at a purchase price per share of 100% of the fair market value of the Company's Common Stock on that date. The options vest 100% on the first anniversary of the grant date. All grants have a ten-year term.

(2) Based on total grants during the fiscal year of 16,444 shares.

(3) The dollar amounts under this column represent the result of calculations using the Black-Scholes based option valuation model. The valuation assumes an expected volatility of .5374, a 0% dividend yield, a 10-year exercise term, a risk-free rate of 6.1% reflecting the yield on a zero coupon U.S. Treasury security for the term of the option, and a grant price and exercise price of $16.55. No adjustments have been made for nontransferability or risk of forfeiture. The actual value of the options, if any, will depend on the extent to which the market value of the Common Stock exceeds the price of the option on the date of exercise.

Table IV shows stock option exercises by each of the five named executive officers during the last fiscal year, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by exercisable and unexercisable stock options as of May 31, 1994. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the fiscal year-end price of Common Stock.

- - --------------------------------------------------------------------------------

TABLE IV

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTION/SAR VALUES

                                                          NUMBER OF
                                                          SECURITIES
                                                          UNDERLYING            VALUE OF
                                                         UNEXERCISED       UNEXERCISED IN-THE-
                                SHARES                     OPTIONS          MONEY OPTIONS AT
                               ACQUIRED                AT MAY 31, 1994     MAY 31, 1994($)(3)
                                  ON        VALUE     ------------------   -------------------
                               EXERCISE    REALIZED      EXERCISABLE/         EXERCISABLE/
     NAME                       (#)(1)       ($)       UNEXERCISABLE(2)       UNEXERCISABLE
     ----                      ---------   --------   ------------------   -------------------
Bruce L. Busby...............     --          --       162,646/471,102     $470,133/$1,218,896
Christopher J. Marker........     --          --       129,105/374,410      374,792/   968,721
Jeffrey M. McKain............     --          --        55,454/142,850      257,276/   369,589
Robert F. Pacquer............     --          --        53,971/154,718      154,862/   400,308
Edward L. Hiller.............     --          --        47,071/127,303      208,804/   329,397

- - ---------------

(1) None of the named executive officers exercised stock options during the last fiscal year.

(2) These amounts include unexercisable investment options purchased under the PIP Plan which are more fully described under Table II above.

(3) Based on Fair Market Value of $19.125 on the last trading day of fiscal
    1994.
- - --------------------------------------------------------------------------------

Table V describes declaration of eligibility to receive performance shares under the Company's 1990 Stock Incentive Plan to the five named executive officers during the last fiscal year. These shares are distinct from the stock options set forth in Table III above.
- - --------------------------------------------------------------------------------

TABLE V

             LONG TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                     ESTIMATED FUTURE PAYOUTS
                                                                      UNDER NON-STOCK PRICE-
                                                  PERFORMANCE OR          BASED PLANS(2)
                            NUMBER OF SHARES,      OTHER PERIOD     --------------------------
                              UNITS OR OTHER     UNTIL MATURATION   THRESHOLD  TARGET  MAXIMUM
    NAME                       RIGHTS(#)(1)         OR PAYOUT          (#)      (#)      (#)
    ----                    -----------------    ----------------   ---------  ------  -------
Bruce L. Busby.............        6,444         3 years ending         0      6,444    9,666
                                                     5/31/96
Christopher J. Marker......        5,230         3 years ending         0      5,230    7,845
                                                     5/31/96
Jeffrey M. McKain..........        2,816         3 years ending         0      2,816    4,224
                                                     5/31/96
Robert F. Pacquer..........        1,954         3 years ending         0      1,954    2,931
                                                     5/31/96
Edward L. Hiller...........            0               --              --         --       --

- - ---------------

(1) Awards of Performance Shares are provided under the 1990 Stock Incentive Plan. For the three-year period ending May 31, 1996, each participant's target award of Performance Shares was determined by first deriving an amount equal to a percentage determined by the Compensation Committee of the sum of his or her base salary plus any AIP award earned in the year prior to commencement of the performance period. This amount was then divided by a number approved by the Compensation Committee which approximated the fair market value of the Company's Common Stock over a specified period to determine the number of Performance Shares for each participant. The financial target is the sum of all-business pretax income for annual target awards under the Company's AIP for each of the three years of the performance period.

(2) Subject to the Compensation Committee's sole discretion to award all or any portion of the Performance Shares, participants may receive shares of Common
    Stock in amounts ranging from zero to 150% of the number of Performance
    Shares set forth under the heading "Number of Shares, Units or Other Rights"
    above, based upon actual performance in relation to financial performance targets. The Threshold column represents a zero payout in the event financial performance is equal to or less than the financial target. Target amounts assume 100% of the number of Performance Shares is actually awarded and Maximum amounts assume 150% of the number of Performance Shares is actually awarded. To be eligible for the awards in the Target and the
    Maximum columns, financial performance must exceed financial targets.
- - --------------------------------------------------------------------------------

NOTE: Amounts payable at the close of the three-year performance cycle are determined with respect to the composite of the pretax income from ongoing operations and from properties held for sale for the three annual periods of the cycle, subject to the final approval of the Compensation Committee.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Supplemental Executive Retirement Plan (the "SERP") provides executive officers and certain other management employees with supplemental deferred benefits in the form of retirement payments for life.

At retirement, the monthly benefit paid to participants will be a product of four factors: (i) the participant's highest average monthly earnings for any consecutive 60-month period during the ten years preceding retirement; (ii) the number of years of service to the Company to a maximum of 20 years (participants will receive a percentage credit for years of service prior to enrollment in the plan which increases gradually from 25% during the first year to 100% after five years from the date of enrollment); (iii) a vesting factor; and (iv) a percentage factor not to exceed 2.7% reduced to reflect the projected benefit from other Company retirement plans available to a participant and from Social Security. The monthly benefit is adjusted in the event of early retirement or termination of employment with the Company. The first day on which unreduced retirement benefits are available is age 62. In the event of the death of a participant, before or after retirement, one-half of the benefit earned as of the date of death will be paid to the surviving spouse for life or to the participant's children until the age of 21.

With respect to certain participants, the Company has purchased life insurance policies to provide for certain obligations under the SERP relating to such individuals.

In the event of a change of control of the Company (as defined under the SERP), participants will be deemed fully vested in the SERP without regard to actual years of service and will be entitled to full retirement benefits without reduction on or after age 60.

Table VI presents the estimated maximum annual retirement benefits payable on a straight-life annuity basis to participating executives under the Company's SERP in the earnings and years of service classifications indicated.
- - --------------------------------------------------------------------------------

TABLE VI

                                 ESTIMATED ANNUAL RETIREMENT BENEFITS FOR
                                        YEARS OF SERVICE INDICATED
    AVERAGE       -----------------------------------------------------------
ANNUAL EARNINGS   15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
- - ---------------   --------     --------     --------     --------     --------
   $125,000....   $ 50,625     $ 67,500     $ 67,500     $ 67,500     $ 67,500
    150,000....     60,750       81,000       81,000       81,000       81,000
    175,000....     70,875       94,500       94,500       94,500       94,500
    200,000....     81,000      108,000      108,000      108,000      108,000
    225,000....     91,125      121,500      121,500      121,500      121,500
    250,000....    101,250      135,000      135,000      135,000      135,000
    300,000....    121,500      162,000      162,000      162,000      162,000
    350,000....    141,750      189,000      189,000      189,000      189,000
    400,000....    162,000      216,000      216,000      216,000      216,000
    450,000....    182,250      243,000      243,000      243,000      243,000
    500,000....    202,500      270,000      270,000      270,000      270,000

"Earnings" as defined by the SERP is the participant's base salary excluding bonuses and other cash and non-cash compensation. Earnings, for purposes of the plan, are limited to increase at a rate not to exceed 8% per annum measured from the participant's earnings at his or her plan entry date. As of May 31, 1993, the earnings covered by the plan for Mr. Busby and Mr. McKain differed by more than 10% from the salaries set forth in the Summary Compensation Table. In November 1993, the Compensation Committee determined to rectify this inequity by amending the definition of Projected Earnings under the SERP as to Messrs. Busby and McKain to mean actual earnings of such officers on the effective date of their promotions plus an assumed increase of 8% per annum.

As of May 31, 1994, the estimated credited years of service for the individuals named in the Summary Compensation Table were as follows: Mr. Busby, 24.93 years;
Mr. Marker, 6.17 years; Mr. McKain, 14.59 years; Mr. Pacquer, 7.67 years and Mr.
Hiller, 22.26 years.
- - --------------------------------------------------------------------------------

                              CERTAIN TRANSACTIONS

THE RECAPITALIZATION

GENERAL

Hillhaven was formed in January 1990 through the spin-off by NME of substantially all of NME's domestic long term care operations in a dividend distribution to shareholders (the "Spin-off"). Since the Spin-off, it has been management's intention to improve its balance sheet (in particular, its debt-to-equity ratio) and to gradually decrease the extent of the relationship between Hillhaven and NME. To this end, prior to September 1993, the Company had purchased all but 23 of the 115 nursing centers originally leased from NME, had restructured its leases relating to the NME-owned nursing centers to eliminate contingent rent provisions and to fix the purchase option prices, had repaid $96.8 million of the $145.9 million principal amount of notes issued by Hillhaven to NME at the time of the Spin-off, had issued $35 million of Series C Preferred Stock to NME and used the proceeds to repay higher cost debt and had reduced the amount of obligations guaranteed by NME, for which the Company pays a guarantee fee, to $699.0 million at May 31, 1993.

On September 2, 1993, Hillhaven substantially completed a recapitalization plan (the "Recapitalization") which improved its balance sheet, extended maturities of outstanding indebtedness, increased operating flexibility through the acquisition of previously leased facilities, fixed the interest rate on a portion of its previously floating rate indebtedness and also reduced the extent of the relationship between the Company and NME.

Through the Recapitalization, the Company's relationship with NME was modified by (i) the purchase of the remaining 23 nursing centers leased from NME for $111.8 million, (ii) the repayment of all existing debt to NME in the aggregate principal amount of $147.2 million, (iii) the release of NME guarantees on approximately $400 million of debt, (iv) the limitation of the annual guarantee fee payable to NME to 2% of the remaining amount guaranteed and (v) the amendment of existing agreements to eliminate obligations of NME to provide additional financing to the Company. The Recapitalization was financed through
(i) the issuance to NME of $120 million of payable-in-kind Series D Preferred Stock, (ii) the incurrence of a $175 million five-year term loan under a secured credit facility with a syndicate of banks (the "Bank Term Loan"), (iii) the issuance of $175 million of 10 1/8% Senior Subordinated Notes due 2001 (the "Offering"), (iv) the borrowing of $30 million under an accounts receivable-backed credit facility (the "Accounts Receivable Financing") and (v) the use of approximately $39 million of cash (the sale of the Series D Preferred Stock, the Bank Term Loan, the Offering, the Accounts Receivable Financing and the use of available cash are hereinafter collectively referred to as the "Financing").

The Recapitalization included a $100 million letter of credit facility to be used to provide credit enhancement for and replace NME guarantees on the Company's industrial revenue bonds, and an $85 million revolving bank line of credit. In February 1994, the letter of credit facility was reduced to $90 million. The availability of the revolving line of credit allows the Company to maintain lower cash balances and may facilitate repayments of higher-rate debt or provide cash for investment or other corporate purposes.

Following the Recapitalization, NME has continued to be a substantial shareholder of the Company, but is no longer a lessor to or a creditor of the Company. NME has continued to be a guarantor of certain leases and a significantly reduced portion of the Company's debt. In the short term, the removal of NME as a guarantor of certain of the Company's indebtedness has caused the Company to incur debt at higher interest rates than may have been available previously. However, this cost has been balanced by the reduction of guarantee fees paid to NME and the replacement of $120 million of indebtedness with the Series D Preferred Stock. In addition, the Company has benefited by capping at 2% NME's guarantee fee, which otherwise would have escalated to 3%. New funds are anticipated to be obtained at rates which the Company believes will be lower than the rates which it would have otherwise obtained on financing provided by NME.

CHANGES IN RELATIONSHIP WITH NATIONAL MEDICAL ENTERPRISES, INC.

The following is a summary of certain financial arrangements between Hillhaven and NME. The terms of the various agreements and transactions between Hillhaven and NME that were entered into at the time of the Spin-off were set by NME, as the sole shareholder of Hillhaven. Since the Spin-off, the terms of transactions between Hillhaven and NME have been reviewed and approved by the directors of Hillhaven who are not directors or officers of NME, and management believes that such transactions were on terms at least as favorable as could have been obtained from unaffiliated third parties. The Board of Directors of Hillhaven intends to continue this practice in the future, and Hillhaven believes that this procedure will resolve on an arms-length basis any conflicts of interest that might arise.

Debt and Related Agreements. At the time of the Spin-off, Hillhaven issued unsecured notes to NME in the aggregate amount of $145.9 million. At May 31, 1993, the outstanding principal balance due to NME thereunder was $49.1 million. The entire outstanding principal balance of this debt was repaid with the proceeds of the Financing.

Hillhaven borrowed an aggregate amount of $98.1 million from NME in connection with Hillhaven's acquisition of facilities previously leased from NME. The debt was repaid in full with the proceeds of the Financing.

At the time of the Spin-off, NME provided Hillhaven with a $50.0 million revolving credit facility for certain specified uses. In addition, following the Spin-off, NME provided Hillhaven with an additional $18.0 million revolving credit facility. Both facilities were terminated as part of the Recapitalization.

Hillhaven participated in two mortgage financing arrangements which were guaranteed by NME. The original mortgage financing had a balance of approximately $13.4 million at May 31, 1993, and was secured by mortgages on specific Hillhaven properties. On May 30, 1991, Hillhaven entered into a second mortgage financing arrangement which provided term loan financing of up to $200.0 million for the purchase of nursing centers and the replacement of outstanding debt. A portion of the second mortgage financing arrangement was used to repay a portion of the original mortgage financing. At May 31, 1993, $191.5 million was outstanding under the second mortgage financing. Amounts outstanding under these mortgage financing arrangements were repaid with the proceeds of the Financing, and these facilities were terminated upon the consummation of the Recapitalization.

In May 1992, in connection with its Performance Investment Plan, Hillhaven sold convertible debentures to one of its wholly-owned subsidiaries, which subsidiary financed the purchase through bank borrowings in the amount of $61.8 million, guaranteed by NME. These bank borrowings were repaid with proceeds from the Financing.

Hillhaven participates in the Accounts Receivable Financing, which was a $30.0 million asset-backed commercial paper facility whereby eligible Medicaid receivables of selected nursing homes are sold to a wholly-owned subsidiary formed specifically to maintain this commercial paper liquidity facility. In April 1994, Hillhaven increased this facility to $40.0 million, eliminated the commercial paper aspect of the facility, replaced the prior lenders with Bank of America National Trust and Savings Association and Seattle-First National Bank and terminated NME's shortfall guarantee of Hillhaven's obligations under this program.

Hillhaven pays a fee to NME in consideration for NME's guarantee of certain Hillhaven debt, leases and other obligations, which guaranteed obligations totaled approximately $699.0 million at May 31, 1993 and $279.0 million at May 31, 1994. This fee was $6.7 million and $9.6 million for fiscal 1994 and fiscal 1993, respectively. Prior to the Recapitalization, the maximum annual fee for such guarantee could rise to 3% of the amount guaranteed. Pursuant to the Recapitalization, Hillhaven reduced the guaranteed obligations by approximately $400 million and limited the annual fee payable in connection with the maintenance of the remaining guarantees to 2% of the amount guaranteed.

Lease Obligations. At the time of the Spin-off, the Company leased 115 nursing centers from NME which were retained by NME in the Spin-off. During the three years ended May 31, 1993, Hillhaven purchased 92 of the leased nursing centers for an aggregate purchase price of $346.9 million. As part of the Recapitalization, NME sold the remaining 23 Leased Facilities to Hillhaven for an aggregate purchase price of $111.8 million, which represented a $23.6 million discount from the aggregate purchase option price specified in the purchase option agreements. Hillhaven's interest expense in respect of the NME-leased nursing centers for the fiscal years 1994 and 1993 amounted to $3.4 million and $19.9 million, respectively.

Hillhaven is leasing certain nursing centers from Health Care Property Partners, a joint venture in which NME has a minority interest. Lease payments to this joint venture amounted to $9.9 million in fiscal year 1994.

Equity Ownership. As part of the Spin-off, NME retained 2,878,147 shares of Hillhaven Common Stock, which as of May 31, 1993 represented 13.7% of the outstanding Common Stock. At the time of the Spin-off, Hillhaven issued to NME warrants to purchase six million shares of the Company's Common Stock at an exercise price of $10.55 per share (the "Warrants"). In connection with the Recapitalization, Hillhaven issued to NME $120 million of cumulative, non-voting payable-in-kind Series D Preferred Stock. On February 28, 1994, NME tendered shares of the Series D Preferred Stock in the amount of $63.3 million in order to exercise the Warrants. At May 31, 1994, NME owned 32.67% of the Company's outstanding Common Stock.

NME is entitled to receive cumulative quarterly dividends on the Series D Preferred Stock at an annual rate of 6 1/2% of the liquidation value. As of May 31, 1994, the liquidation value was $60.5 million. The dividends are payable in additional shares of Series D Preferred Stock, compounded annually, until September 1998, when the dividends will be paid in cash. The Company may, at its option, redeem the Series D Preferred Stock at any time, in whole or in part, at a cash price of $1,000 per share plus accrued dividends, subject to restrictions included in certain loan agreements.

In November 1991, NME purchased 35,000 shares of Hillhaven's 8 1/4% cumulative nonvoting Series C Preferred Stock (the "Series C Preferred Stock") for $35.0 million in cash. NME receives cumulative cash dividends on such Series C Preferred Stock, payable quarterly, at an annual rate of 8 1/4% of the liquidation value. The Series C Preferred Stock is redeemable at the option of the Company at any time, in whole or in part, at a price of $1,000 per share plus accrued dividends.

Other Agreements. Through May 31, 1994, substantially all of the professional and general liability risks of Hillhaven were insured by an insurance company which is wholly-owned by NME. Hillhaven incurred $7.6 million in premiums for the fiscal year ended May 31, 1994. In addition, Hillhaven paid to NME approximately $1.1 million for other insurance costs in fiscal 1994. Hillhaven terminated this relationship for matters arising after May 31, 1994.

Hillhaven provides management, consulting and advisory services in connection with the operation of seven nursing centers owned or leased by NME or its subsidiaries or by partnerships in which an NME subsidiary has an equity interest. In return for such services, Hillhaven receives a management fee consisting of a base fee, which is a percentage of the nursing centers' net operating revenues, and an incentive fee, which is a percentage of the nursing centers' net income, and is reimbursed for certain costs and expenses. Hillhaven earned a total of $2.5 million for such services during fiscal 1994.

Common Directors. Three of Hillhaven's eight directors have also served as directors or officers of NME. Mr. Leonard Cohen, former Vice Chairman of the Hillhaven Board and member of the Audit Committee, whose term expires at the 1994 Annual Meeting of Stockholders and who has decided not to stand for reelection, formerly served as a director of NME. Mr. Cohen currently serves as a consultant to NME. Mr. Peter de Wetter, a director of Hillhaven, Chairman of the Compensation Committee and member of the Executive Committee, also serves as a director of NME, and Mr. Maris Andersons, a director of Hillhaven and member of the Compensation Committee, also serves as Executive Vice President of NME.

OTHER TRANSACTIONS

Effective May 24, 1994, the Company entered into agreements with each of its executive officers and each of its vice presidents, providing for the payment of severance compensation upon termination of employment consisting of a lump-sum payment equal to one to two years' base salary in the event of a change in control as defined in the agreement.

Table VII reflects the largest aggregate amount of indebtedness outstanding at any one time (exceeding $60,000 per individual) to the Company of each executive officer and director during fiscal 1994.
- - --------------------------------------------------------------------------------
TABLE VII

                                                        LARGEST AGGREGATE
                                                            AMOUNT OF
                                                          INDEBTEDNESS
                                  CAPACITY IN              OUTSTANDING         AMOUNT OUTSTANDING
       NAME                      WHICH SERVED          DURING FISCAL 1994       ON AUGUST 8, 1994
       ----                      ------------          ------------------      ------------------
Christopher J. Marker       President                      $310,123.00                  0
Richard P. Adcock           Senior Vice President,         $100,215.00                  0
                            General Counsel and
                            Secretary

These amounts consist of principal and accrued interest on promissory notes which bear interest at an annual rate equal to Bank of America's prime rate (currently 7 1/4%) and are payable on or before April 15 of the next calendar year. The notes are secured by pledges of the borrower's Common Stock in the Company. These loans were made to cover withholding taxes on income realized in connection with Restricted Shares granted to such borrowers.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The same persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 1994, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                        COMPENSATION COMMITTEE REPORT ON
                  EXECUTIVE COMPENSATION FOR FISCAL YEAR 1994

1. EXECUTIVE COMPENSATION PHILOSOPHY AND COMPENSATION COMMITTEE DUTIES

The Compensation Committee is responsible for ensuring that the Company establishes and implements compensation and benefit programs which drive continual improvement in key Company performance measures (quality of care, total revenues, occupancy, census mix, operating margins and productivity, net income and earnings per share) in order to create total shareholder value.

Hillhaven's executive compensation programs are designed to attract, motivate and retain the high calibre executives that are required to successfully implement the Company's short-and long-term business strategies and drive long-term growth in shareholder value. The Committee reviews the Company's business and financial performance targets, established through the Company's annual planning process, to ensure that they represent a reasonable challenge for that fiscal year and are an appropriate basis for performance-based compensation as described below.

Effective January 1, 1994, compensation payments in excess of $1 million to the Chief Executive Officer or the other four most highly compensated officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Certain performance-based compensation is not subject to the limitation on deductibility. Compensation to the Chief Executive Officer or any other executive officer which is subject to the limitation has never exceeded $1 million and the Compensation Committee does not expect compensation subject to the limitation in 1994 to any such officers to be in excess of $1 million. If compensation subject to the limitation were, however, to exceed $1 million, the Company could not deduct the amount in excess of $1 million. In such event, the Compensation Committee intends to consider the advisability of amending the Company's plans in the future.

Each member of the Compensation Committee is an outside Director with significant professional experience in linking business performance and executive compensation. No member of the Compensation Committee is a former or current officer of the Company or any of its subsidiaries.

2. SPECIFIC COMPONENTS OF EXECUTIVE OFFICER COMPENSATION

The Company's executive officer compensation program is based upon a "total compensation" approach and requires that a significant and appropriate amount of compensation be "at risk", and dependent on the Company achieving aggressive financial and operating performance targets. Incentives are not paid unless Company and individual results significantly exceed these performance targets, result in the satisfactory delivery of quality services and are achieved in compliance with Company ethics policies.

The Company's executive compensation program consists of three primary components: (1) base salaries, (2) an annual incentive plan with cash awards and
(3) long-term, stock-based awards. In determining increases to base salaries and maximum cash and stock awards, the Compensation Committee establishes compensation levels designed to be competitive with compensation paid to officers in comparable positions with competitor companies in health care and other similar businesses. Whether maximum salary increases and incentive award amounts are ultimately paid is contingent upon the achievement of established Company performance targets discussed below and, in part, upon individual performance.

Base salaries are determined from salary ranges established to position maximums at the 75th percentile of comparable industry salaries. Companies that are regularly reviewed to determine "comparable industry salaries" include various long term, subacute and acute, for profit, health care organizations that are regional or national competitors of Hillhaven. Some of these companies are included in the S&P Health Care Composite Index. Salary increases are based upon various Company performance measures, including total revenues, "all-business pretax income" and earnings per share, and upon individual performance. These performance measures were exceeded in fiscal 1994.

Cash incentives are utilized to clearly focus executives on significant year-to-year improvement in Company performance and earnings per share. Awards may range from 0% to 75% of an executive's base salary. The performance targets are established through the Company's annual business and financial planning process, and are based on substantial improvements beyond budget in "all-business pretax income", which drive improvements in earnings per share. In addition, incentives can be, and will be, eliminated if certain service quality or ethical standards are not met. These performance targets were exceeded in fiscal 1994.

Longer-term improvements in business performance and shareholder value are driven through stock-based incentive plans. The Committee believes that equity incentives align the economic interests of executives with the interests of all shareholders, which further drives shareholder value. Long-term incentives are provided through grants of stock options, "Restricted Shares" and "Performance Shares", and are awarded for significant growth in shareholder value.

Stock options are awarded at fair market value on the date of grant and must be held for at least one year before they can be exercised.

"Restricted Shares" are subject to forfeiture if employment does not continue for a specified period (three to five years). In addition, for some individuals, restricted shares are subject to forfeiture if performance targets are not met. The Compensation Committee believes that these awards drive significant improvement in business performance and shareholder value and also are important in the retention of the key senior executives required to lead continued improvement in Company performance.

"Performance Shares" represent the eligibility to receive shares of Common Stock in the future if Company performance exceeds a specified financial target for the succeeding three-year period. The first three-year cycle for potential performance share awards will end May 31, 1995.

The Compensation Committee determines potential equity awards for each eligible executive officer, and the actual award will only be paid if the financial target has been met or exceeded. In determining the size of these awards, the Committee reviews the Company's performance for the respective fiscal year (focusing on all-business pretax income and earnings per share), the contribution of each of the Company's executive officers and the amount of equity then held by each executive officer. The financial targets are monitored and adjusted throughout the period to ensure that there has been an appropriate improvement in earnings per share to justify any award. With respect to the stock option awards, these targets were exceeded in fiscal 1994.

In addition to the incentive plans noted above, in May 1992, the Company, with the approval of its shareholders and the Board of Directors, implemented the Company's Performance Investment Plan. While the primary purpose of this plan was to raise capital at favorable rates, a significant component of the plan involved investment by officers of personal funds to acquire options to purchase the Company's convertible debentures, which are convertible into the Company's Common Stock. The exercise price of these options was set at 135% of the stock price at the time the options were purchased. While this plan is administered by a separate committee of outside directors, the Compensation Committee believes that it should be noted in this report, since it also serves to closely align executives with the interests of all shareholders. Officers will only realize gains under the plan if the price of the Company's Common Stock appreciates, which will benefit all shareholders.

3. COMPANY PERFORMANCE

In evaluating the Company's performance for fiscal year 1994, for the purpose of making executive officer compensation decisions, the Compensation Committee has reviewed a number of aspects of the Company's performance. The Compensation Committee has particularly noted the Company's success in completing its restructuring. Hillhaven was spun off from its former parent company with substantial indebtedness and contractual limits on its ability to generate profit in an historically low profit margin business. Since then, significant strides have been made to create a smaller, more competitive and profitable enterprise focused on improved core business performance, higher revenue subacute health services, rehabilitative care and pharmacy services.

The Company has successfully divested of its underperforming nursing centers which it targeted for disposition in November 1991, and has substantially reduced its debt and overhead to become a more competitive organization. Overhead costs, as a percentage of revenues, decreased from 4.7% in fiscal year 1993 to 4.0% in fiscal year 1994. In addition, the Company has been able to improve its operating margins in its traditional long term care business by increasing total occupancy and the amount of revenues from higher revenue business such as subacute care and rehabilitative services.

Occupancy continued to be strong, with an average rate for nursing center beds of 93.4% for the fiscal year. For the fiscal year, pretax income from operations grew to $81.2 million, which included a $21.9 million credit for the reinstatement of unused restructuring reserves, for a 143% increase from the $33.4 million in the prior year (a 78% increase without considering the restructure reserve). Net income significantly increased from $39.1 million in fiscal year 1993 to $57.4 million in fiscal year 1994. Earnings per share grew from $1.59 (primary) in fiscal year 1993 to $2.02 (primary) and $1.71 (fully diluted) in fiscal year 1994. (Note: There was no comparable fully diluted earnings per share number for fiscal year 1993.)

Total net operating revenues for fiscal year 1994 increased 6.3% as pharmacy revenues declined 1.7%, retirement housing revenues grew 24.2%, and specialty service programs (physical, occupational and speech rehabilitation therapies and subacute care) grew 36.7% to $306.5 million. The Company's revenues from quality mix improved from 45.2% of revenues in fiscal year 1993 to 49.8% in fiscal year 1994.

Significant gains have been achieved again in fiscal year 1994 in service quality and the effective management of the Company's workforce. Worker's compensation costs were reduced approximately 10%, and the loss time incident rate declined 10%, from the previous fiscal year.

Since its inception as a public company in January 1990 through May 31, 1994, the Company has outperformed the S&P 500 Index and the S&P Health Care Composite Index as illustrated in the Comparison of Cumulative Total Returns. The Committee views the Comparison of Cumulative Total Returns as a longer-term view of the Company's progress in becoming a competitive investment, and it will not necessarily directly relate to year-to-year compensation decisions.

4. CEO COMPENSATION

For fiscal year 1994, Mr. Busby was paid a base salary of $417,308. Mr. Busby's base salary is in the median range of base salaries of CEO's of companies of similar size in health care and other similar businesses.

In determining the amount of Mr. Busby's annual incentive plan award of $266,914 and in determining the number of Stock Options and Performance Shares to be granted to Mr. Busby, the Compensation Committee considered the significant improvement in financial and operating performance which the Company has experienced in fiscal year 1994, as well as the significant growth in earnings per share under Mr. Busby's leadership, as previously noted in Section 3 of this Report. During fiscal year 1994, the Company has met or exceeded challenging business performance targets for earnings per share, new business development, cash flow, restructuring and building a more competitive organization through overhead reduction. These achievements represent signifi-cant improvement from fiscal year 1993. Additionally, the Company has continued to make substantial improvements in the quality of services provided and in the effective management of its workforce.

As noted above in Section 3, in fiscal year 1994, the Company's net income, share price and earnings per share have continued strong growth from fiscal year 1993. The Compensation Committee believes that Mr. Busby's leadership is key to these continued improvements and that he has earned his compensation in leading the Company to such performance in fiscal year 1994.

The Compensation Committee has determined that executive compensation will continue to track Company performance. If Company performance and earnings per share do not continue to improve, total compensation for Mr. Busby and other executives will be adjusted accordingly.

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                          COMPENSATION COMMITTEE
                                          Peter de Wetter, Chairman
                                          Maris Andersons
                                          Jack O. Vance

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
   THE HILLHAVEN CORPORATION, S & P 500 INDEX AND S & P HEALTH CARE COMPOSITE

The following performance graph compares the total returns (assuming reinvestment of dividends) of The Hillhaven Corporation Common Stock, the S & P 500 Index and the S & P Health Care Composite. The graph assumes $100 invested on February 2, 1990 for Hillhaven (the first day of regular way trading of the Company's Common Stock on the American Stock Exchange) and on February 1, 1990 for the S & P 500 Index and the S & P Health Care Composite and shows the cumulative total return as of each May 31 thereafter.

                                                              S & P Health
 Measurement Period           Hillhaven                           Care
(Fiscal Year Covered)            Corp.         S & P 500        Composite
- - ---------------------         ---------        ---------      ------------
      Feb 1990                 $100.00          $100.00         $100.00
      May 1990                 $ 78.57          $111.26         $115.05
      May 1991                 $150.00          $124.38         $155.15
      May 1992                 $135.71          $136.64         $168.56
      May 1993                 $182.11          $152.50         $146.33
      May 1994                 $218.57          $158.37         $144.89

The above graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                      SHARES OWNED BY CERTAIN STOCKHOLDERS

Table VIII reflects the persons known by the Company to beneficially own more than 5% of its outstanding Common Stock as of August 8, 1994.
- - --------------------------------------------------------------------------------

TABLE VIII

  TITLE OF                NAME AND ADDRESS OF                AMOUNT OF SHARES         PERCENT
    CLASS                   BENEFICIAL OWNER               BENEFICIALLY OWNED(1)     OF CLASS
  --------                -------------------              ---------------------     ---------
Common Stock....    National Medical Enterprises, Inc.          8,878,147(2)           32.67%
                    2700 Colorado Avenue
                    Santa Monica, California 90404

Common Stock....    Wellington Management Company               2,638,302(3)            9.57%
                    75 State Street
                    Boston, Massachusetts 02109

- - ---------------

(1) Based on information furnished to the Company by representatives of such beneficial owners.

(2) Excludes 35,000 shares of Series C Preferred Stock and 61,467 shares of Series D Preferred Stock held by NME which have no voting rights.

(3) Includes 392,084 shares which may be acquired upon conversion of convertible debentures. All of these shares are owned by various investment advisory clients of Wellington Management Company or its wholly-owned subsidiary, Wellington Trust Company, N.A.

2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

On the recommendation of the Audit Committee, the Board of Directors has selected KPMG Peat Marwick to serve as independent auditor for the fiscal year ending May 31, 1995. KPMG Peat Marwick is familiar with the operations of the Company and has been the Company's auditor since January 1990.

KPMG Peat Marwick expects its representatives to attend the Annual Meeting of Stockholders, to make a statement if they so desire and to respond to questions where appropriate. Unless marked to the contrary, proxies will be voted "FOR" the ratification of the selection of KPMG Peat Marwick as the Company's auditor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK AS THE COMPANY'S AUDITOR.

                   DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Any proposals by stockholders intended to be presented at the next annual meeting must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting by April 26, 1995.

                                           By Order of the Board of Directors.

                                                    Richard P. Adcock
                                                        Secretary

Tacoma, Washington
August 24, 1994

                           THE HILLHAVEN CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints BRUCE L. BUSBY, CHRISTOPHER J. MARKER and RICHARD P. ADCOCK, or any one of them, each with full power of substitution, as the lawful proxies of the undersigned and hereby authorizes such persons to represent and to vote as designated below all shares of common stock of The Hillhaven Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held Tuesday, September 27, 1994 at 10:00 a.m., Pacific Daylight Savings Time, at 1148 Broadway Plaza, First Floor, Tacoma, Washington, and at any adjournments thereof on the items set forth below and on such other business as may properly come before the meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" IN
ITEM 2.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR ALL NOMINEES" IN
ITEM 1 AND "FOR" IN ITEM 2.

Item 1. Election of two Class 2 Directors. The Nominees are Peter de Wetter and Maris Andersons.

     / / FOR ALL NOMINEES    / / WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES
(INSTRUCTION: To withhold authority to vote for a nominee, write that nominee's name in the space provided below)

- - --------------------------------------------------------------------------------

Item 2. Proposal to ratify KPMG Peat Marwick as independent auditor for the fiscal year ending May 31, 1995:
                  / / FOR         / / AGAINST        / / ABSTAIN
                       (To be signed on the reverse side)

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.
                                                      Dated:             , 1994.

                                                      --------------------------
                                                       Signature of Stockholder

                                                      --------------------------
                                                       Signature of Stockholder
                                                          (if held jointly)

                                                      Please mark, date and sign
                                                      as your name appears to
                                                      the left and return in the
                                                      enclosed envelope. If
                                                      acting as an executor,
                                                      administrator, trustee,
                                                      guardian, etc., you should
                                                      so indicate when signing.
                                                      If a corporation, please
                                                      sign the full corporate
                                                      name, by duly authorized
                                                      officer. If shares are
                                                      held by two or more
                                                      persons, any one may sign.

   IMPORTANT -- PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE REPLY ENVELOPE PROVIDED. IF YOU RECEIVED MORE THAN ONE PROXY CARD, PLEASE SIGN AND PROMPTLY
                           RETURN ALL CARDS RECEIVED.

                           THE HILLHAVEN CORPORATION

                      1994 ANNUAL MEETING OF STOCKHOLDERS

                          Tuesday, September 27, 1994
                                   10:00 a.m.
                           The Hillhaven Corporation
                        1148 Broadway Plaza, First Floor
                               Tacoma, Washington

                                                                      THIS CARD IS
ADMISSION TICKET                                                      REQUIRED FOR
NON-TRANSFERABLE                                                      ADMISSION TO
                                                                      THE MEETING

The shares represented by this proxy will be                        Please mark
voted as directed by the stockholder. If no                  / X /  your votes
direction is given when the duly authorized proxy                    this way
is returned, such shares will be voted "FOR ALL
NOMINEES" in Item 1 and "FOR" in Item 2.


                   ________________   _________________
                      OLD COMMON         NEW COMMON

                   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" IN
                   ITEM 2.

Item 1 - ELECTION OF TWO CLASS 2 DIRECTORS:                        WITHHOLD             I PLAN TO ATTEND MEETING     /  /
         Nominees: Peter de Wetter                     FOR         AUTHORITY
                   Maris Andersons                     ALL        TO VOTE FOR
WITHHOLD FOR: (Write that nominee's name in the      NOMINEES    ALL NOMINEES           COMMENTS/ADDRESS CHANGE
space provided below)                                  /  /           /  /               Please mark this box if you
_______________________________________________                                         have written comments/address
                                                                                        change on the reverse side.  /  /




Item 2 - PROPOSAL TO RATIFY KPMG            FOR      AGAINST        ABSTAIN
         PEAT MARWICK AS INDEPENDENT        /  /      /  /           /  /             The undersigned acknowledges
         AUDITOR FOR THE FISCAL YEAR                                                    receipt of the Notice of Annual
         ENDING MAY 31, 1995.                                                           Meeting and Proxy Statement.

                                                                                        Dated: ___________________, 1994

                                                                                        ________________________________
                                                                                            Signature of Stockholder

                                                                                        ________________________________
                                                                                            Signature of Stockholder
                                                                                                (if held jointly)

                                                                                          PLEASE SIGN EXACTLY AS NAME
                                                                                                 APPEARS HEREON

                                                                                        This proxy should be dated and
                                                                                        signed by the stockholder or her
                                                                                        attorney authorized in writing
                                                                                        or in any other matter permitted
                                                                                        by law. If shares are held by
                                                                                        two or more persons, anyone may
                                                                                        sign. If signing as executor,
                                                                                        administrator, trustee or
                                                                                        guardian or as a corporate
                                                                                        officer, please give full title.
                                                                                        If a corporation, please sign in
                                                                                        full corporate name by the
                                                                                        president or other authorized
                                                                                        officer. If a partnership,
                                                                                        please sign in partnership name
                                                                                        by an authorized person.

                       FOLD AND DETACH PROXY CARD HERE
                  RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER
                         COMPLETING, SIGNING AND DATING

                                ADMISSION TICKET

                           THE HILLHAVEN CORPORATION
                      1994 ANNUAL MEETING OF STOCKHOLDERS
                          Tuesday, September 27, 1994
                                   10:00 a.m.
                           The Hillhaven Corporation
                        1148 Broadway Plaza, First Floor
                               Tacoma, Washington

Non-Transferable                                                    This Card Is
                                                                    Required For
                                                                    Admission To
                                                                    The Meeting

                                [HILLHAVEN LOGO]
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           THE HILLHAVEN CORPORATION

The undersigned hereby appoints BRUCE L. BUSBY, CHRISTOPHER J. MARKER AND RICHARD P. ADCOCK, or any one of them, each with full power of substitution, as the lawful proxies of the undersigned and hereby authorizes such persons to represent and to vote as designated on the reverse side hereof all shares of common stock of The Hillhaven Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held Tuesday, September 27, 1994 at 10:00 a.m., Pacific Daylight Savings Time, at 1148 Broadway Plaza, First Floor, Tacoma, Washington, and at any adjournments thereof on the items set forth on the reverse hereof and on such other business as may properly come before the meeting. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" IN ITEM 2.

       IMPORTANT -- PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.
                   IF YOU RECEIVED MORE THAN ONE PROXY CARD,
                   PLEASE SIGN AND RETURN ALL CARDS RECEIVED.


COMMENTS / ADDRESS CHANGE:
Please mark comments / address
box on reverse side.

                              FOLD AND DETACH HERE